Exhibit 24.36

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, Christopher M. Crane, do hereby appoint Kenneth W. DeFontes, Jr. and Daniel P. Gahagan, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2013 of Baltimore Gas & Electric Company, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ Christopher M. Crane
Christopher M. Crane

DATE: February 6, 2014